Exhibit 1(d)

MERRILL LYNCH READY ASSETS TRUST

Certification of Amendment

To Declaration of Trust

The undersigned, constituting a majority of the Trustees of Merrill Lynch Ready Assets Trust (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, pursuant to the Trust’s Declaration of Trust dated the 14th day of May, 1987, as amended (the “Declaration”), do hereby certify that the Trustees of the Trust have duly adopted the following amendment to the Declaration, as approved by the holders of at least a majority of the shares represented at a meeting held for that purpose:

VOTED:	That Section 2.6 of Article II of the Declaration be, and it hereby is, amended so that it shall read as follows:

2.6. Chairman; Officers.

(a) The Trustees shall annually elect a Chairman, which Chairman shall be a Trustee of the Trust.

(b) The Trustees shall annually elect a President, a Secretary and a Treasurer as officers of the Trust. The Trustees may elect or appoint or authorize the President to appoint such other officers or agents with such powers as the Trustees may deem to be advisable. Any such officer may, but need not, be a Trustee.

IN WITNESS WHEREOF, the undersigned have executed this Amendment this 3rd day of March, 2006.

/s/ Robert C. Doll, Jr.	/s/ John Francis O’Brien
Robert C. Doll, Jr., Trustee 800 Scudders Mill Road Plainsboro, New Jersey 08536	John Francis O’Brien, Trustee 800 Scudders Mill Road Plainsboro, New Jersey 08536

/s/ Donald W. Burton	/s/ David H. Walsh
Donald W. Burton, Trustee 800 Scudders Mill Road Plainsboro, New Jersey 08536	David H. Walsh, Trustee 800 Scudders Mill Road Plainsboro, New Jersey 08536

/s/ Laurie Simon Hodrick	/s/ Fred G. Weiss
Laurie Simon Hodrick, Trustee 800 Scudders Mill Road Plainsboro, New Jersey 08536	Fred G. Weiss, Trustee 800 Scudders Mill Road Plainsboro, New Jersey 08536

The Declaration, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name “Merrill Lynch Ready Assets Trust” refers to the Trustees under the Declaration collectively as trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.